Exhibit 10.40

March 2004

LIBERTY MEDIA INTERNATIONAL, INC.

LIBERTY UK HOLDINGS, INC.

LIBERTY UK, INC.

TELEWEST COMMUNICATIONS PLC

TERMINATION AGREEMENT

[GRAPHIC]

FORM OF TERMINATION AGREEMENT

THIS AGREEMENT is made on March 2004

BETWEEN:

LIBERTY MEDIA INTERNATIONAL, INC., a company incorporated in Delaware, USA whose principal place of business is 12300 Liberty Media Boulevard, Englewood, Colorado 80112 USA (Liberty International) (formerly known as Tele-Communications International, Inc.);

LIBERTY UK HOLDINGS, INC., a company incorporated in Delaware, USA whose principal place of business is 12300 Liberty Media Boulevard, Englewood, Colorado 80112 USA (Liberty UK Holdings);

LIBERTY UK, INC., a company incorporated in Colorado, USA whose principal place of business is 12300 Liberty Media Boulevard, Englewood, Colorado, 80112 USA (formerly known as United Artists Programming – Europe, Inc.) (Liberty UK); and

TELEWEST COMMUNICATIONS PLC, registered number 2983307, whose registered office is at Export House, Cawsey Way, Woking, Surrey GU21 6QX (Telewest).

WHEREAS:

(A) Certain parties to this Agreement, together with (i) MediaOne International Holdings, Inc.,; (ii) MediaOne UK Cable, Inc. and (iii) MediaOne Cable Partnership Holdings, Inc. (together, the MediaOne Shareholders), are parties to a relationship agreement dated 21 May 1999 (the 1999 First Relationship Agreement).

(B) The parties to this Agreement, together with the MediaOne Shareholders, are parties to a Revised Existing Relationship Agreement dated as of 3 March 2000, which replaced, to the extent provided in that agreement, the 1999 First Relationship Agreement (the 2000 First Relationship Agreement).

(C) Microsoft Corporation subsequently agreed, pursuant to the Microsoft MediaOne Purchase Agreement, to acquire or merge certain of its Affiliates with the MediaOne Shareholders.

(D) The parties to this Agreement are also parties to a Revised New Relationship Agreement, as amended by an amendment agreement dated as of 18 May 2001, which is expressed to have effect as of 3 March 2000 and which replaced, to the extent provided in that agreement, the 2000 First Relationship Agreement (the Revised New Relationship Agreement).

(E) The parties to this Agreement have agreed, conditional upon the scheme of arrangement of Telewest becoming effective, to terminate the provisions of the 1999

First Relationship Agreement, the 2000 First Relationship Agreement and the Revised New Relationship Agreement on the terms set out in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the following terms and expressions shall have the following meanings, unless the context otherwise requires:

Affiliate means, with respect to any Person, any other Person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with such Person;

Commitment Letter means the letter agreement between, among others, Telewest, Telewest Communications Networks Limited, Telewest Global, Inc. and CIBC World Markets plc (as agent on behalf of the Telewest group’s senior lenders) in relation to the provision of certain credit facilities and the agreement of an amended and restated facility agreement;

Control means, with respect to any Person, the possession, directly or indirectly, by another Person of the power to direct or cause the direction of the management or policies of such Person, whether through equity ownership, by contract or otherwise, but a Person shall not be deemed to Control another Person solely by virtue of any veto rights granted to it as a minority equity owner or by virtue of super majority voting rights and the words Controlled and Controlling shall be construed accordingly;

Jersey Scheme means the proposed scheme of arrangement of Telewest Finance (Jersey) Limited as contemplated by the Financial Restructuring (as defined in the voting agreement between Liberty International, Telewest and others);

Limited Voting Shares means the limited voting convertible ordinary shares of Telewest having the rights set out in the articles of association of Telewest;

Microsoft MediaOne Purchase Agreement means the merger agreement between Microsoft, MediaOne UK Cable, Inc., MediaOne Cable Partnership Holdings, Inc., MediaOne Group, Inc. and MediaOne International Inc. dated 4 October 1999;

Ordinary Shares means the ordinary shares, 10p par value, of Telewest;

Person means an individual, corporation, general or limited partnership, limited or unlimited liability company, trust, association, unincorporated organisation, government or any authority, agency or body thereof, or other entity;

Scheme means the proposed scheme of arrangement of Telewest as contemplated by the Financial Restructuring (as defined in the voting agreement between Liberty International, Telewest and others);

Shares means the Ordinary Shares and the Limited Voting Shares.

1.2 In this Agreement, unless the context otherwise requires:

(a)	the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(b)	unless the context otherwise requires, the singular shall include the plural and vice versa, and references to persons shall include body corporates, unincorporated associations and partnerships; and

(c)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term; and

Transfer Agreement means the conditional agreement relating to the transfer of Telewest’s assets and liabilities to Telewest UK Limited as part of the Financial Restructuring (as defined in the voting agreement between Liberty International, Telewest and others) made between, inter alia, Telewest, Telewest Global, Inc., and Telewest UK Limited.

2.	CONDITIONALITY

2. This Agreement is in all respects conditional upon the Scheme becoming effective on or before the later of 90 days after the date of the Commitment Letter or 60 days after the date of any vote by creditors to approve the Scheme and the Jersey Scheme, subject to such vote occurring on or before 75 days after the date of the Commitment Letter.

3.	TERMINATION

3. Each party agrees (on its own behalf and as agent for each of its Affiliates that are party to the 1999 First Relationship Agreement and the 2000 First Relationship Agreement) that, and with effect from the effective date of the Scheme, in consideration for the mutual promises set out in this Agreement, each of the following agreements:

(a)	the 1999 First Relationship Agreement;

(b)	the 2000 First Relationship Agreement; and

(c)	the Revised New Relationship Agreement,

shall be terminated and all rights, interests, undertakings, liabilities and obligations of that party (or any of its relevant Affiliates as the case may be), whether past, present or future shall be irrevocably released, discharged and satisfied.

4.	WARRANTIES

4.1 Telewest warrants that:

(a)	since the withdrawal by the Liberty Group (as defined in the Revised New Relationship Agreement) of its three non-executive directors from the Company’s board of directors on 17 July 2002, neither Telewest nor any other company in its group of companies has taken any action that would have required the written consent of the Liberty Group (as defined in the Revised New Relationship Agreement) pursuant to clause 13.1 (“Gain Recognition Consent Requirements and Conversion”) of the Revised New Relationship Agreement without such written consent having been obtained; and

(b)	to the knowledge of the current directors of Telewest, Telewest having made due and proper enquiry of them, neither Telewest nor any other company in its group of companies took any such action prior to 17 July 2002 without such written consent having been obtained.

4.2 The warranties given by Telewest in clause 4.1 above are:

(a)	in addition and without prejudice to the undertakings given by Telewest Global, Inc. contained in clause 2(c) of the voting agreement between Liberty International, Telewest and others; and

(b)	given as at the date of this Agreement and shall be deemed to be repeated and given as at, and on the date of, the effective date of the Scheme and the Jersey Scheme by reference to the facts and circumstances then existing.

5.	FURTHER ACTS

5. Each party agrees to execute, give or perform, or use all reasonable endeavours to procure that its relevant Affiliates shall execute, give or perform, all such assurances, deeds, acts and things as may be necessary in connection with the termination of the rights, interests, undertakings, liabilities and obligations of that party (or any of its relevant Affiliates as the case may be) as set out in clause 3.

6.	COUNTERPARTS

6. This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

7.	SEVERABILITY

7. If any provision of this Agreement is, or is held to be, invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement, but without invalidating any of the remaining provisions of this Agreement.

8.	NOTICES

8.1 Any notice under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served by leaving it or sending it by fax, prepaid recorded delivery or registered post (and air mail if overseas) to the address and for the attention of the party receiving it set out in clause 8.2 or as otherwise notified under this Agreement. In the absence of evidence of earlier receipt, any notice so served shall be deemed to have been received:

(a)	if delivered personally, when left at the relevant address;

(b)	if sent by first class mail to an address in the United Kingdom, 48 hours after posting it;

(c)	if sent by air mail to an address outside the United Kingdom, 72 hours after posting it; or

(d)	if sent by fax, on receipt of confirmation of its transmission.

8.2 The current addresses of the parties for the purpose of clause 8.1 are set out below. These may be altered by the parties by notice to the other parties at any time:

Liberty International, Liberty UK Holdings and Liberty UK:	12300 Liberty Boulevard Englewood Colorado 80112 USA

For the attention of: Charles Tanabe Fax: 00 1 720 875 5382 and For the attention of: Robert Bennett Fax: 00 1 720 875 5434

Telewest:	160 Great Portland Street London W1N 5TB

For the attention of: Company Secretary Fax: 020 7299 5494

9.	ASSIGNMENT

9. No party may assign or transfer all or any of its rights or obligations under this Agreement or dispose of any right or interest in this Agreement without the prior written consent of the other parties except in connection with the Transfer Agreement.

10.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

10. A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

11.	GOVERNING LAW

11.1 This Agreement is governed by and shall be construed in accordance with English law.

11.2 The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, Proceedings and Disputes) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

11.3 Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

11.4 Process by which any Proceedings are begun in England may be served on any party by being delivered in accordance with clause 8 or may be served on the parties without addresses in England (as set out in clause 8.2 above) by being delivered to the agents at the addresses indicated below (or such other agent or address as the party in question may notify to the other parties):

Liberty International, Liberty UK and Liberty UK Holdings:	[Grays Inn Secretaries Limited 5 Chancery Lane London EC4 1BU

For the attention of [________] Fax: 0207 404 0087]

Nothing contained in this clause 11.4 affects the right to serve process in another manner permitted by law.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as a deed on the day and year first before written.

EXECUTED as a DEED by	)
LIBERTY MEDIA	)
INTERNATIONAL, INC.	)
a company incorporated in Delaware	)
acting by	)
and	)
being persons who, in accordance with the	)
laws of that territory, are acting under the	)
authority of that company	)

EXECUTED as a DEED by	)
LIBERTY UK HOLDINGS, INC.	)
a company incorporated in Delaware	)
acting by	)
and	)
being persons who, in accordance with the	)
laws of that territory, are acting under the	)
authority of that company	)

EXECUTED as a DEED by	)
LIBERTY UK, INC.	)
a company incorporated in Colorado	)
acting by	)
and	)
being persons who, in accordance with the	)
laws of that territory, are acting under the	)
authority of that company	)

EXECUTED as a DEED by	)
TELEWEST COMMUNICATIONS PLC	)
acting by two directors/	)
a director and the secretary	)